EXHIBIT 99.1

News Release

For Immediate Release

Contact:

John G. Heindel

President, Chief Executive Officer, Chief Financial Officer and Treasurer

Tel: 419-468-7600

PECO II REPORTS FOURTH-QUARTER AND FULL-YEAR 2008 RESULTS

GALION, Ohio, March 11, 2009 – PECO II, Inc. (Nasdaq:PIII), a communications industry power systems and services provider, today reported results for the fourth quarter and year ended December 31, 2008.

PECO II reported net sales of $9.7 million in the fourth quarter, a 20 percent increase from the $8.1 million reported in the fourth quarter of 2007 and a 19 percent decrease from reported third-quarter 2008 net sales of $12.0 million. The Company also reported a net loss of $3.9 million, or $1.37 per basic and diluted share (on a post-split basis), for the fourth quarter, compared with a net loss of $5.6 million, or $2.05 per basic and diluted share (on a post-split basis), for the fourth quarter of 2007. Net sales for the year ended December 31, 2008, totaled $41.7 million, compared with $37.5 million in 2007, an 11 percent increase. Net loss for the year was $7.7 million, or $2.77 per basic and diluted share (on a post-split basis), compared with a net loss of $9.2 million, or $3.39 per basic and diluted share (on a post-split basis), for 2007.

EBITDA was a loss of $3.3 million in the fourth quarter of 2008, compared with an EBITDA loss of $5.1 million for the fourth quarter of 2007. For the year ended December 31, 2008, EBITDA was a loss of $5.7 million, compared with an EBITDA loss of $7.1 million for the year ended December 31, 2007. Excluding a $1.5 million non-cash goodwill impairment charge, EBITDA was a loss of $1.9 million in the fourth quarter of 2008 and $4.2 million for the year ended December 31, 2008. Excluding a $4.4 million non-cash goodwill impairment charge, EBITDA was a loss of $0.7 million in fourth quarter of 2007 and $2.6 million for the year ended December 31, 2007. A reconciliation of GAAP net loss to EBITDA and EBITDA excluding the non-cash goodwill impairment charges is included as Attachment A.

Primarily driven by the economic downturn, bookings decreased 42 percent during the fourth quarter of 2008, resulting in a sales backlog of $2.5 million as of December 31, 2008, compared with $5.7 million at the end of the third quarter of 2008. The bookings-to-billings ratio reflects customer orders received compared with the same period’s billings and is an indication of future periods. For the fourth quarter of 2008, the ratio was 0.7 to 1.

PECO II, Inc. Fourth-quarter and Full-year Fiscal 2008 Results/2

PECO II CEO John Heindel stated, “The 2008 business year was one where PECO II recorded strong revenue growth, reduced operating losses and maintained a strong balance sheet to ensure the Company is positioned to serve its customers going forward.”

Year-over-year revenue growth of 11 percent was driven by strong product sales. Product sales grew 18 percent, driven primarily by the Company taking market share in the wireless cell site market. Additionally, the Company was awarded new services work with a major service provider during the fourth quarter, which positions the services business for growth in 2009.

Gross margins of $4.7 million for 2008 include a charge of $2.1 million for obsolete and slow-moving inventory. This charge resulted from the completion of the Company’s strategic outsourcing initiative combined with product rationalization of the Company’s legacy product lines.

The net loss of $7.7 million for 2008 includes the inventory write-down of $2.1 million noted above, a non-cash goodwill impairment charge of $1.5 million and a non-cash idle facility impairment charge of $0.2 million.

In 2008, the Company introduced its new small power platform. The Quantum™ power system positions PECO II as a player in the shelf power market segment and the fast-growing outside plant broadband market. During the fourth quarter, the Company continued to roll out feature enhancements to the Quantum. A new 19-inch Integrated Shelf was developed to broaden the system deployment utilizing existing building block components developed in the 23-inch version. The Company also introduced two new Quantum Distribution Modules, doubling the amount of GMT fuses contained in each. Independent lab testing has concluded, resulting in NEBS Level 3 Certification for the system. The market introduction continued with trials and deployments scheduled with several new customers during the period.

The Company also introduced the MPS10 Micro Power System, a small power system designed for the network edge. The low profile system supplies up to 18 Amps of current at 48Vdc in a 1RU-by-19-inch-wide shelf. The system contains up to three 6 Amp rectifiers, integrated distribution and a system controller. The controller provides standard DC power system management along with battery management, as well as an optional SNMP interface. Integrated distribution, equipped with eight GMT fuses and a battery disconnect fuse, minimizes the size of the overall system, making it ideal for use in space-constrained remote cabinet applications. A primary application for the MPS10 is powering triple play solutions for multiple dwelling unit applications.

PECO II, Inc. Fourth-quarter and Full-year Fiscal 2008 Results/3

In addition to the small power solutions, the Company formally launched its outside plant cabinet product line at the OSP Expo 2008 trade show. The SC Series of wireless power cabinets includes eight environmental controller OSP enclosures configured with DC power systems and/or batteries to provide battery backup and site support for wireless cell site applications. Ranging in height from 47 inches to 86 inches, the SC cabinets are designed to align with existing OEM radio cabinet systems. The cabinets can be configured with an assortment of PECO II power systems and batteries to provide backup for either +24V or -48V installations. Several customers have already successfully deployed SC cabinets in a variety of applications throughout the country.

Heindel added, “Given the market uncertainty, the Company has implemented aggressive actions since the beginning of 2009. Our sales representatives are engaging our customers across the country. This interaction, combined with PECO II’s industry-leading responsiveness capability, has resulted in $6.2 million of new orders booked as of February 27, slightly ahead of our pace in 2008. On the cost front, the Company reduced its workforce by 25 employees in 2009 resulting in an annualized cost savings of $1.2 million. These actions will help to mitigate the economic downturn the market is forecasted to experience in 2009.”

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality/reliability solutions and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a general economic recession; a downturn in our principal customers’ businesses; the growth in the communications industry; the ability to develop and market new products and product enhancements; the ability to attract and retain customers; competition and technological change; and successful implementation of the Company’s business strategy. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in PECO II’s periodic filings with the Securities and Exchange Commission.

PECO II, Inc. Fourth-quarter and Full-year Fiscal 2008 Results/4

PECO II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Net sales:
Product	$6,925	$5,661	$31,554	$26,683
Services	2,787	2,434	10,189	10,774
	9,712	8,095	41,743	37,457
Cost of goods sold:
Product	5,798	5,118	26,552	23,113
Services	2,230	1,945	8,307	8,556
Asset impairments	––	(453)	––	(453)
Obsolete inventory write-off	1,216	112	2,146	399
	9,244	6,722	37,005	31,615

Gross margin	468	1,373	4,738	5,842

Operating expenses:
Research, development and engineering	421	476	2,353	2,296
Selling, general and administrative	2,215	1,958	8,512	8,506
Impairment of goodwill	1,503	4,426	1,503	4,426
Impairment of idle facility	200	220	200	220
	4,339	7,080	12,568	15,448
Loss from operations	(3,871)	(5,707)	(7,830)	(9,606)
Interest income, net	29	109	171	416
Loss before income taxes	(3,842)	(5,598)	(7,659)	(9,190)
Income tax benefit (expense)	(26)	1	(45)	(43)
Net loss	$(3,868)	$(5,597)	$(7,704)	$(9,233)
Net loss per common share:
Basic and diluted	$(1.37)	$(2.05)	$(2.77)	$(3.39)
Weighted average common shares outstanding:
Basic and diluted	2,816	2,732	2,775	2,723

PECO II, Inc. Fourth-quarter and Full-year Fiscal 2008 Results/5

PECO II, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share data)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$5,814	$7,935
Accounts receivable, net	4,366	3,685
Inventories, net	8,533	11,433
Cost and earnings in excess of billings on uncompleted contracts	622	514
Prepaid expenses and other current assets	265	263
Assets held for sale	28	219
Restricted cash	834	––
Total current assets	20,462	24,049
Property and equipment, at cost:
Land and land improvements	195	195
Buildings and building improvements	4,628	4,628
Machinery and equipment	2,895	2,869
Furniture and fixtures	5,518	5,527
	13,236	13,219
Less-accumulated depreciation	(10,109)	(9,737)
Property and equipment, net	3,127	3,482
Other assets:
Idle facility	800	1,000
Goodwill	––	1,515
Intangibles, net	2,748	3,822
Investment in joint venture	1	2
Total assets	$27,138	$33,870
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Borrowings under line of credit	$834	$––
Accounts payable	4,381	4,485
Billings in excess of cost and estimated earnings on uncompleted contracts	235	510
Accrued compensation expense	923	722
Accrued income taxes	56	81
Other accrued expenses	1,633	1,800
Total current liabilities	8,062	7,598

Shareholders’ equity:
Common stock, no par value: authorized 150,000,000 shares; 2,816,527 and 2,739,157 shares issued at December 31, 2008 and 2007, respectively	3,573	3,475
Warrants	––	5,078
Additional paid-in capital	121,901	116,412
Accumulated deficit	(106,398)	(98,693)
Total shareholders’ equity	19,076	26,272
Total liabilities and shareholders’ equity	$27,138	$33,870

PECO II, Inc. Fourth-quarter and Full-year Fiscal 2008 Results/6

Attachment A

EBITDA is not a financial measure calculated in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measure so calculated and presented. We define EBITDA as net income/(loss) before interest expense, taxes, depreciation, amortization and non-cash stock compensation expense. Other companies may define EBITDA differently. We present EBITDA because we believe it to be an important supplemental measure of our performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. You should not consider EBITDA in isolation, or as a substitute for analysis of our results as reported under GAAP.

We recognized an impairment charge in the fourth quarter of each of 2007 and 2008 as a result of our required annual goodwill impairment testing. We have presented EBITDA excluding these goodwill impairment charges because we believe that such charges are of a non-recurring, one-time nature and that their exclusion will be useful to our investors to compare our period-over-period and year-over-year performance.

Reconciliation of GAAP Net Loss to EBITDA and EBITDA Excluding Goodwill Impairment

(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(In thousands)	2008	2007	2008	2007
2008 and 2007 EBITDA Breakdown
Net Loss per GAAP	$ (3,868)	$ (5,597)	$ (7,704)	$ (9,233)
Interest expense	$ 4	$ 2	$ 15	$ 22
Taxes	$ 27	$ (1)	$ 45	$ 43
Depreciation/ amortization	$ 352	$ 405	$ 1,494	$ 1,658
Non-cash stock-based compensation	$ 127	$ 76	$ 456	$ 440
EBITDA	$ (3,358)	$ (5,115)	$ (5,694)	$ (7,070)
Goodwill impairment	$ 1,503	$ 4,426	$ 1,503	$ 4,426
EBITDA excluding goodwill impairment	$ (1,855)	$ (689)	$ (4,191)	$ (2,644)